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                                                                    Exhibit 99.1

PRESS CONTACTS:
Andrea Bledsoe
S&S Public Relations
317-275-2275, ext.31
andrea@sspr.com

           STELLAR TECHNOLOGIES ANNOUNCES THE ACQUISITION OF COMPUSVEN
                  Combined Technologies to Create Comprehensive
                       Employee Internet Management Suite

NAPLES, FL - July 19, 2004 - Stellar Technologies, Inc. (OTCBB: SLLR), a leading provider of Employee Internet Management solutions, announced today its acquisition of CompuSven, Inc., a Naples Florida based leading provider of industrial strength e-mail migration, and a specialist in e-mail data and directory management.

Don Innis, President of Stellar Technologies, stated, "The successful integration of CompuSven technology into our current management solution will provide us with the resources to become the only provider to offer a truly complete Employee Internet Management solution."

Stellar Technologies will begin consolidating its technologies with CompuSven's Enterprise E-mail(TM) solutions to create its new suite of products, "Stellar Internet Global Employee Management(GEM)(TM)", which it plans to launch in September. Stellar Internet GEM(TM) will provide business and government organizations with an all-in-one monitoring, blocking and archiving solution for data flowing inside and outside of an organization for instant messaging, web browsing and all major e-mail systems. The suite will also give corporate management access to a single management console providing intuitive up to date information and pre-defined, customizable alerts based on company policy and requirements.

Stellar Internet GEM(TM) will support secure and non-secure chat as well as management of Microsoft Exchange, Lotus Domino/Notes, Novell GroupWise, and e-mail systems based on Internet standards. The product will be able to track and block e-mails that violate simple policy, and will also be configurable to support "categories of destinations" based on heuristics (complex policy). This exciting new technology will allow management to track and block e-mails based on content or sent to recipients that fall into prohibited categories, such as recruiters or competitors. The technology will also provide support for identifying particular records or content, such as identifying a HIPAA record by a patient's name.

"It is very rare in today's fast evolving technology world to find a fit as perfect as Stellar Technologies and Compusven," said Sven James, the founder of CompuSven and newly appointed Chief Technology Officer of Stellar Technologies. Mr. James continued, "By combining e-mail, IM and URL archiving, reporting and blocking, and then adding true `self learning" content filtering consistently across all applications, we will be poised to become the leader in the field of Employee Internet Management. Our management console, providing for comprehensive policy set up and enforcement of specific policies required by applicable laws, such as Sarbanes Oxley and HIPAA, will further distinguish us as the absolute best solution in the market place. "

 Stellar acquired 100% of the issued and outstanding shares of CompuSven for $889,985, of which $869,379 was paid at closing, and 43,353 shares of common stock. In connection with the acquisition, Stellar entered into a one-year agreement with Sven James to serve as its Chief Technology Officer.

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ABOUT STELLAR TECHNOLOGIES, INC.
Florida-based Stellar Technologies, Inc. (SLLR) is a leading provider of Employee Internet Management solutions. SLLR provides real time reports of employee web browsing and instant messaging conversations on a single unified platform, and offers a full line of products from cost-efficient Web based solutions to the in-house Enterprise Edition for businesses or government organizations. Benefits of the SLLR business solutions include increased employee productivity, reduction of IT resources, improved litigation control and increased compliance with applicable regulations. CompuSven, a wholly-owned subsidiary of Stellar, was founded in 1995 with the mission "To be the leading provider of e-mail system migration and coexistence software and service solutions ". To date, CompuSven has migrated hundreds of Global 2000 companies worldwide. More than three million end-users have been migrated by CompuSven software and professional services. CompuSven became the preeminent e-mail moving company through the success of its flagship product, the E-Mail Shuttle(TM). The E-Mail Shuttle(TM) provides a complete migration and coexistence solution for the major e-mail systems: from simple migration of inboxes and personal folders, to complex high performance gateways and directory synchronization between legacy e-mail systems and the Lotus Domino, Microsoft Exchange, Novell GroupWise, and IMAP4/POP3 counter-parts - migration from Anywhere2Anywhere. For more information, visit: www.stellarti.com or www.CompuSven.com.

Forward Looking Statements:

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained herein, including without limitation, statements regarding the Company's future financial position, business strategy, budget, projected revenues, projected costs and plans and objectives of management for future operations are forward-looking statements. The words "estimate," "project," "intends," "expects," "believes," "may," "will," "should," "could," or "would," the negative of such terms or similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor' provisions of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial position to differ materially from those included within the forward-looking statements. These factors include, but are not limited to, the acceptance of the Company's products in the marketplace, competition, the Company's ability to generate additional financing, as well as those factors set forth in the Company's Registration Statement on SEC Form SB-2 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made and the Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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